CERTIFICATE OF AMENDMENT
TO
RESTATED BY-LAWS
OF
UBS PAINEWEBBER RMA MONEY FUND, INC.

        The undersigned, being Vice President and Secretary of UBS PaineWebber RMA Money Fund, Inc., hereby certifies that the Directors of the Corporation duly adopted resolutions which amended the Restated By-Laws of the Corporation dated May 13, 1998 (the By-Laws) in the manner provided in the By-Laws, at meetings held on March 28, 2001 and September 20, 2001, as follows:

1. Corporation Name

        The name of the Corporation was changed from PaineWebber RMA Money Fund, Inc. to UBS PaineWebber RMA Money Fund, Inc. Therefore,
Section 1.01 of the By-Laws reads as follows:

	Section 1.01.  Name:

	The name of the Corporation is UBS PaineWebber RMA Money Fund, Inc.

2. Retirement Policy

        The By-Laws were amended by adding the following as Article III,
        Section 3.16:

        Section 3.16.  Retirement of Directors:

        Each Director who has attained the age of seventy-two (72) years shall retire from service as a Director on the later of (a) the last day of the month in which he or she attains such age or (b) June
30, 2003. Notwithstanding anything in this Section, a Director may retire at any time as provided for in the governing instrument of the Corporation."



Dated: January 2, 2002
        			By:	/s/ Amy R. Doberman
							Name:  Amy R. Doberman
							Title:    Vice President and Secretary


New York, New York (ss)

On this 2nd day of January, 2002, before me personally appeared Amy
R. Doberman, to me personally known, who, being by me duly sworn, did say that she is Vice President and Secretary of the above-referenced Corporation and acknowledged that she executed the foregoing instrument as her free act and deed.


        						/s/ Evelyn De Simone
									Notary Public